UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 11, 2015

SunPower Corporation
(Exact name of registrant as specified in its charter)

001-34166
(Commission File Number)

Delaware	94-3008969
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

77 Rio Robles, San Jose, California 95134
(Address of principal executive offices, with zip code)

(408) 240-5500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02	Unregistered Sales of Equity Securities

The information set forth in Item 8.01 below is incorporated by reference into this Item 3.02. The shares of SunPower Corporation’s (the “Company”) common stock, par value $0.001 per share (the “Common Stock”), issuable in connection with the Settlement Agreements (as defined below) were issued or are expected to be issued pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), afforded by Section 3(a)(9) of the Securities Act.

Item 8.01	Other Events

As previously reported, on December 22, 2010, the Company entered into eight amended and restated warrant confirmations (collectively, the “2015 Warrant Confirms”), originally executed on March 25, 2010 and April 5, 2010, with Deutsche Bank AG, London Branch (“Deutsche Bank”), Bank of America, N.A. (“Bank of America”), Barclays Bank PLC (“Barclays”) and Credit Suisse International (“Credit Suisse”) providing for the acquisition, subject to anti-dilution adjustments, of up to 11,096,318 shares of Common Stock via net share settlement. The 2015 Warrant Confirms, together with previously disclosed convertible hedge transactions entered into on March 25, 2010 and April 5, 2010, were intended to reduce the Company's exposure to potential cash payments upon conversion of the Company's 4.50% Senior Cash Convertible Debentures due 2015, which matured in accordance with their terms on March 15, 2015.

Also as previously reported, on April 7, 2015, the Company entered into a partial unwind agreement (the “CS Settlement Agreement”) with Credit Suisse to reduce the number of warrants (the “CS Warrants”) issued pursuant to the 2015 Warrant Confirms that the Company entered into with Credit Suisse. Pursuant to the CS Settlement Agreement, on May 11, 2015, the Company issued approximately 1.6 million shares of Common Stock to settle all of the CS Warrants.

On May 13, 2015, the Company entered into a partial unwind agreement (the “Barclays Settlement Agreement”) with Barclays to reduce the number of warrants (the “Barclays Warrants”) issued pursuant to the 2015 Warrant Confirms that the Company entered into with Barclays (the “Barclays Warrant Confirms”). The Barclays Settlement Agreement provided that the Company may issue a number of shares of Common Stock to Barclays determined by a formula based on the volume-weighted average price of the Common Stock, to settle some or all of the Barclays Warrants before the settlement period provided by the Barclays Warrant Confirms. The Barclays Settlement Agreement contained certain customary representations, warranties and other terms and conditions, including volume limitations pursuant to Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Pursuant to the Barclays Settlement Agreement, on June 1, 2015, the Company issued approximately 430,000 shares of Common Stock to settle all of the Barclays Warrants.

On June 2, 2015, the Company entered into a partial unwind agreement (the “BofA Settlement Agreement”) with Bank of America to reduce the number of warrants (the “BofA Warrants”) issued pursuant to the 2015 Warrant Confirms that the Company entered into with Bank of America (the “BofA Warrant Confirms”). The BofA Settlement Agreement provided that the Company may issue a number of shares of Common Stock to Bank of America determined by a formula based on the volume-weighted average price of the Common Stock, to settle some or all of the BofA Warrants before the settlement period provided by the BofA Warrant Confirms. The BofA Settlement Agreement contained certain customary representations, warranties and other terms and conditions, including volume limitations pursuant to Rule 10b-18 under the Exchange Act. Pursuant to the BofA Settlement Agreement, on June 17, 2015, the Company issued approximately 532,000 shares of Common Stock to settle all of the BofA Warrants.

On June 11, 2015, the Company entered into a partial unwind agreement (the “DB Settlement Agreement” and together with the Barclays Settlement Agreement and the BofA Settlement Agreement, the "Settlement Agreements") with Deutsche Bank to reduce the number of warrants (the “DB Warrants”) issued pursuant to the 2015 Warrant Confirms that the Company entered into with Deutsche Bank (the “DB Warrant Confirms”). The DB Settlement Agreement provides that the Company may issue a number of shares of Common Stock to Deutsche Bank determined by a formula based on the volume-weighted average price of the Common Stock, up to a maximum of approximately 525,000 shares of Common Stock (the “DB Unwind Settlement Shares”), to settle some or all of the DB Warrants before the settlement period provided by the DB Warrant Confirms. To the extent the Company does not settle all of the DB Warrants pursuant to the DB Settlement Agreement, the remaining DB Warrants will be settled in accordance with the terms of the DB Warrant Confirms. The DB Settlement Agreement contains certain customary representations, warranties and other terms and conditions, including volume limitations pursuant to Rule 10b-18 under the Exchange Act. The Company expects to complete the issuance of the DB Unwind Settlement Shares, if any, during the second fiscal quarter of its current fiscal year.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNPOWER CORPORATION

June 17, 2015	By:	/S/ LISA BODENSTEINER
	Name:	Lisa Bodensteiner
	Title:	Executive Vice President, General Counsel, and Corporate Secretary